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                                                                    EXHIBIT 99.1

Holly Energy Partners and Holly Corporation Close Previously Announced Pipelines Transaction; Holly Energy Privately Sells 1.1 Million Common Units as part of Financing for Pipelines Transaction

DALLAS, TX -- Holly Energy Partners, L.P. (NYSE:HEP) ("Holly Energy" or the "Partnership") and Holly Corporation (NYSE:HOC) ("Holly") today announced that Holly Energy has acquired Holly's intermediate feedstock pipelines connecting its Lovington, NM and Artesia, NM refining facilities in a transaction valued at $81.5 million, which consisted of approximately $77.7 million in cash, 70,000 in common units of Holly Energy and a capital account credit to maintain Holly's current general partner interest in Holly Energy. As previously announced on June 10, 2005, the Boards of Directors of Holly Energy and Holly, and the Conflicts Committee of the Board of Directors of Holly Energy, approved the acquisition, which was made pursuant to an option to purchase these pipelines granted by Holly to Holly Energy at the time of Holly Energy's initial public offering in July 2004.

Concurrently with the closing of the purchase agreement with Holly, Holly Energy has also privately sold 1.1 million common units for $45.1 million to a limited number of institutional investors. Holly Energy utilized the proceeds raised in this private placement and Holly Energy's recently completed offering of an additional $35.0 million in principal amount of its 6.25% senior notes due 2015 to finance the cash portion of the pipelines transaction described above.

This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which, after giving effect to the transactions described herein, owns a 45% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Colorado and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.

The following is a `safe harbor' statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations

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as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission and those relating to the acquisition of the intermediate pipelines from Holly and the future performance of these assets. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information, Contact:

Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Treasury and Investor Relations Holly Energy Partners, L.P.
214/871-3555